Exhibit 99.2
SECOND QUARTER 2007 RESULTS
REPORTED FOR BOARDWALK BANCORP
          Linwood, New Jersey—Boardwalk Bancorp, Inc. (NASDAQ, “BORD”), parent company of Boardwalk Bank, announced operating results for the Bank’s second quarter ended June 30, 2007. Bancorp reported net income of $757,000 or $.18 per diluted share for the second quarter of 2007, a 1.7% decline over the second quarter of 2006 net income of $770,000 or $.21 per diluted share.
          Net income for the first six months of 2007 was $92,000 or $0.02 diluted earnings per share, compared to net income of $1,532,000, or $0.43 diluted earnings per share in the same period in 2006. Net income for the six month period ended June 30, 2007 was negatively impacted by portfolio restructuring resulting in net losses of $1,758,000. Net interest income increased by $203,000 or 3.3% to $6,386,000 for the first six months of 2007 from $6,183,000 for the same period in 2006.
          Much of the increase in net interest income can be attributed to growth in loans and, to a lesser degree, an increase in interest rates on loans. Total loans increased by $10,807,000 or 3.7% for the quarter ending June 30, 2007 to $300,610,000, and increased by $23,144,000 or 8.3% from December 31, 2006. Total loans increased by $34,997,000 or 13.2% from June 30, 2006. The income growth associated with loans was offset, in part, by an increase in interest expense from rising deposit rates. Net interest margin declined to 3.07% for the six months ended June 30, 2007 from 3.15% for the six months ended June 30, 2006. The margin for the second quarter of 2007 improved by 28 basis points to 3.24% at June 30, 2007 from 2.96% at March 31, 2007 as a result of the portfolio restructuring. Loan growth resulted in provisions for loan losses of $215,000 for the quarter ended June 30, 2007, increasing the allowance for loan losses to $3,700,000 or 1.23% of total loans. At quarter end, Bancorp had $1,141,000 in non-performing assets.
          At June 30, 2007, Bancorp’s total assets increased to $454,045,000, an increase of $765,000 or 0.2% from $453,280,000 at December 31, 2006.
          At June 30, 2007, Bancorp’s shareholders’ equity totaled $50,401,000 or 11.1% of period end assets.

          As previously reported, Boardwalk Bank completed its holding company reorganization on July 1, 2006. For periods subsequent to July 1, 2006, Boardwalk Bancorp, Inc. reports consolidated operating results and financial condition, which will include the operating results and financial condition of Boardwalk Bank.
SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	June 30, 2007	December 31, 2006	June 30, 2006

Investments	$106,375	$134,290	$127,656
Net Loans	296,910	274,193	262,488
Allowance for Loan Losses	3,700	3,273	3,124
Total Assets	454,045	453,280	436,295
Total Deposits	318,927	309,953	319,668
Total Borrowings	83,580	91,061	79,789
Total Capital	50,401	51,127	36,130
SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except share data)

	Quarter	Quarter	Six month	Six month
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Interest Income	$7,226	$6,468	$14,282	$12,565
Interest Expense	3,929	3,363	7,896	6,382
Net interest income	3,297	3,105	6,386	6,183
Provision for loan losses	215	92	422	263
Pre-tax income	1,019	1,133	(115)	2,209
Net income	757	770	92	1,532
Basic earnings per share	0.18	0.24	0.02	0.49
Diluted earnings per share	0.18	0.21	0.02	0.43
Avg Basic Shares Outstanding	4,294,477	3,175,850	4,296,069	3,138,481
Diluted Avg Shares Outstanding	4,308,308	3,598,537	4,312,225	3,579,790
For further information contact Michael Devlin, CEO, Boardwalk Bancorp: (888) 720-2265.
This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Bancorp’s financial results can be found in the Bancorp’s Form 10-K for the year ended December 31, 2006, which is filed with the SEC.